UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2009

MINERALS TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11430	25-1190717

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Lexington Avenue, New York, NY	10174-0002

(Address of principal executive offices)	(Zip Code)

(212) 878-1800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On July 22, 2009 Minerals Technologies Inc. (the "Company") adopted a restructuring program that will focus on its Refractories business segment and other select operations.  This restructuring program reflects the Company's on-going strategy to be optimally positioned for profitability in changing economic conditions.

As a result of the restructuring, the Company will consolidate operations, rationalize some product lines, streamline management structures for a more cost-effective business model, and record charges resulting from impairment of assets of $43.1 million.  In addition, the Company will record restructuring charges of $8.9 million related to severance and other costs associated with the restructuring activities.  As part of the restructuring program, the Company will reduce its workforce by approximately 200, or 10 percent of its worldwide employees.  This will result in estimated severance costs between approximately $10 million and $11 million, of which $8.4 million was recognized in the second quarter of 2009.

The major components of the restructuring are:

  In the Refractories business segment, the Company will consolidate North American refractory operations in Old Bridge, New Jersey, into Bryan, Ohio, and Baton Rouge, Louisiana, improving manufacturing efficiencies and reducing transportation costs.
  The Company will rationalize its North American specialty shapes product line and European refractory operations.
  In Asia, the Company will consolidate refractory operations and actively seek a regional alliance to aid in the marketing of its high-value products there as a result of difficulty penetrating the market.

The majority of costs associated with this restructuring have been recorded in the second quarter of 2009.  However, the Company estimates that it will incur additional pre-tax charges between $2 million and $4 million related to these actions.  These charges will occur partially in the third quarter of 2009 with the balance to be recorded in the fourth quarter of 2009.

As a result of the restructuring, the Company expects to curtail significant losses in the business segment most deeply affected by the ongoing worldwide economic recession and improve near-term performance.  The Company anticipates annualized pre-tax savings from the restructuring actions to be between $16 million and $20 million upon completion of the program in the second quarter of 2010.

Item 2.06	Material Impairments.

The Company also determined that certain material charges for impairment were appropriate.  In the Paper PCC product line, the Company recorded an impairment charge of $6.5 million at its satellite PCC facility in Millinocket, Maine, which has been idle since September of 2008 and where the start-up of the Company's satellite facility has become unlikely.  In discontinued operations, the Company recorded impairment charges of $5.6 million to recognize the lower market value of its Mt. Vernon, Indiana, operations, which have been held for sale since October of 2007.  In the Refractories business segment, the Company recorded impairment charges of $31 million, which includes consolidation of certain operations and rationalization of some product lines.  The Company recorded a total of $43.1 million resulting from impairment of assets in connection with the restructuring.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERALS TECHNOLOGIES INC.
(Registrant)

	By:	/s/ Kirk G. Forrest

	Name:	Kirk G. Forrest
	Title:	Vice President, General Counsel and Secretary

Date: July 28, 2009